Press Release


THE TITAN CORPORATION AND DBA SYSTEMS, INC. SIGN
DEFINITIVE AGREEMENT FOR TITAN TO ACQUIRE DBA

San Diego (January 6, 1998) -- The Titan Corporation (NYSE:TTN) and DBA Systems, Inc. (NASDAQ:DBAS) jointly announced today that they have signed a definitive merger agreement under which Titan will acquire all of DBA's 4,422,000 outstanding shares in a tax free exchange of common stock, with a fixed exchange ratio of 1.37 shares of Titan common stock for each DBA share.

DBA Systems will become a part of Titan Information
Technologies Corporation, a newly formed, wholly owned subsidiary of The Titan Corporation. The combined annual revenues for this subsidiary will be approximately $140 million.

The transaction is subject to approval by the shareholders of both companies, as well as certain other conditions.

Commenting on the acquisition, Gene W. Ray, Titan President and Chief Executive Officer stated, "The acquisition of DBA Systems brings to Titan a strong, growing core defense intelligence business that enhances our defense information technology capabilities, as well as promising commercial businesses. Certain of these commercial businesses were recently awarded significant orders, including a $10 million order for Asset Monitors. The addition of these strategic assets will help accelerate the achievement of Titan's strategic objectives in both our defense and commercial businesses. In addition, the acquisition brings to Titan additional outstanding management capabilities."

Ray noted that Titan expects the acquisition to be accretive to earnings both prior to and following the realization of cost savings associated with the merger of DBA with Titan's defense information technologies business. "In addition," stated Ray, "consistent with our previously announced strategy of creating shareholder value through strategic transactions, we plan to continue our policy of spinning out or spinning off equity ownership interests in our defense and commercial businesses."

Added John Slack, President and Chief Executive Officer of
DBA, "There is considerable operational synergism between our companies, and all of us at DBA look forward to the opportunity to combine the best of both of our businesses. For example, where Titan is especially strong in the areas of command, control and communications, DBA is strong in the intelligence arena. In addition, through our combination with Titan, we believe the profitable growth of our commercial businesses will be accelerated."

DBA Systems, based in Melbourne, Florida, is a developer and manufacturer of digital imaging products, electro-optical systems and threat simulation/training systems. The company's products and systems are primarily used by the defense and intelligence communities, but the company is also marketing its products to commercial markets including law enforcement, medical, transportation and geographic information system users. For the fiscal year ended June 30, 1997, DBA Systems reported an increase of 25% in revenues to $25,508,000, compared to $20,470,000 in the prior year. Net income for the year totaled $1,785,000, an increase of 54% over the previous year.

The Titan Corporation, headquartered in San Diego, designs, manufactures and installs high technology information and electronic systems and products for commercial and government clients.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. These forward-looking statements include statements about expectations relating to the potential acquisition of DBA by Titan, and the resulting benefits such as improved product development and sales, improved shareholder value, and accelerated growth. Actual results may differ materially due to factors including, but not limited to, integration of the companies' operations and the companies' dependence on government contracts. These and other risks are described in more detail in the companies' filings made from time to time with the Securities and Exchange Commission, which may be accessed on the World Wide Web at http://www.sec.gov.

Contact:  Scott Rieger, Investor Relations (619) 552-9400
          / invest@titan.com


Press releases and other Titan information are available on The Titan Corporation web site: http://www.titan.com/ If you would like to receive press releases via electronic mail, please contact the Corporate Communications Department at corpcomm@titan.com.


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